Exhibit (a)(1)(F)
MANDALAY RESORT GROUP
OFFER TO PURCHASE FOR CASH
ANY AND ALL OF ITS OUTSTANDING
FLOATING RATE CONVERTIBLE SENIOR DEBENTURES DUE 2033
(CUSIP Numbers: 562567AJ6 and 562567AK3)
Pursuant to the Offer to Purchase
Dated May 16, 2005
To Our Clients:
      Enclosed for your consideration is the Offer to Purchase dated May 16, 2005 ( the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to the option of each holder (the “Holder”) of the Floating Rate Convertible Senior Debentures Due 2033 (the “Securities”) of Mandalay Resort Group, a Nevada corporation (the “Company”), to require the Company to purchase such Securities for $1,000 per $1,000 principal amount, plus any accrued and unpaid interest thereon to, but not including, June 15, 2005, if any (the “Purchase Price”), subject to the terms and conditions of the Indenture (the “Indenture”), dated as of March 21, 2003 (as supplemented on July 26, 2004 and April 25, 2005), by and between the Company and The Bank of New York, as Trustee (the “Paying Agent”), the enclosed Offer to Purchase and the accompanying Letter of Transmittal (together, the “Offer”).
      This material is being forwarded to you as the beneficial owner of the Securities held by us for your account but not registered in your name. Surrender of such Securities may only be made by us or our nominee as the holder of record and pursuant to your instructions.
      Accordingly, we request instructions as to whether you wish us to surrender on your behalf the Securities held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offer to Purchase and Letter of Transmittal.
      Your instructions should be forwarded to us as promptly as possible in order to permit us to surrender the Securities on your behalf in accordance with the provisions of the Offer. The Offer will expire at 5:00 p.m., New York City time, on June 15, 2005 (the “Purchase Date”). Any Securities surrendered pursuant to the Offer may be withdrawn at any time before such time on the Purchase Date.
      Your attention is directed to the following:

1. The Offer is for any and all Securities.

2. The Offer expires at 5:00 p.m., New York City time, on June 15, 2005.
      If you wish to have us surrender your Securities, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Securities.

INSTRUCTIONS WITH RESPECT TO
THE OFFER
          The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Offer with respect to their Securities.
          This will instruct you to surrender the Securities held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal.
          The undersigned expressly agrees to be bound by the enclosed Letter of Transmittal and that such Letter of Transmittal may be enforced against the undersigned.
          Please tender the Securities held by you for my account as indicated below:
          Aggregate Principal Amount of Securities held by you for the account of the undersigned is (fill in amount):
          $                     of Floating Rate Convertible Senior Debentures Due 2033

☐	Please TENDER the following Securities held by you for my account (fill in amount — must be in principal amounts of $1,000 or integral multiples thereof):
          $                     of Floating Rate Convertible Senior Debentures Due 2033

☐	Please DO NOT TENDER any Securities held by you for my account.
Dated:                                         , 2005

Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security No(s).
        None of the Securities held by us for your account will be surrendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to surrender ALL the Securities held by us for your account.

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